As filed with the Securities and Exchange Commission on March 24, 1998
                                                              File No. 333-33779

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             Registration Statement
                                      Under
                           the Securities Act of 1933
                                 ---------------
                             TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

             BERMUDA                                     NOT APPLICABLE
  (State or other jurisdiction                           (IRS Employer
of incorporation or organization)                     Identification No.)

                              THE GIBBONS BUILDING
                           10 QUEEN STREET, SUITE 301
                             HAMILTON HM11, BERMUDA
                                 (441) 292-8374

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                  ONE TYCO PARK
                           EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             JOSHUA M. BERMAN, ESQ.
                        KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         POST-EFFECTIVE AMENDMENT NO. 1


                    Tyco International Ltd. (the "Registrant") hereby amends the Registrant's Registration Statement on Form S-3, File No. 333-33779, for the sole purpose of filing Exhibits 23.1, 23.2 and 23.3. Pursuant to Rule 462(d), this Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

ITEM 16.  EXHIBITS

3.1   -   Memorandum  of  Association  of  Registrant  (previously  filed  as an
          Exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996)

3.2   -   Certificate of Incorporation on Change of Name (previously filed as an
          Exhibit to the Registrant's Current Report on Form 8-K filed July 10, 1997 ("July 10, 1997 8-K")

3.3   -   Bye-Laws of Registrant (previously filed as an Exhibit to the July 10,
          1997 Form 8-K)

4.1   -   Rights  Agreement  between  Registrant and Citibank,  N.A. dated as of
          November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A dated November 12, 1996)

4.2 - First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated March 3, 1997)

4.3. - Second Amendment between Registrant and Citibank, N.A. dated as of July 2,1997 to Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2, 1997)

5     -   Opinion of Appleby,  Spurling & Kempe  regarding  the  validity of the securities registered

10.1  -   Settlement  Agreement,  dated as of July 16, 1997,  between Registrant and Western Resources, Inc.

10.2  -   Registration  Rights  Agreement,  dated August 14, 1997,  among Westar
          Capital, Inc., Western Resources, Inc. and Registrant

10.3 - Registration Rights Agreement, dated as of July 7,1992 (the "Kendall Registration Rights Agreement"), among Kendall International, Inc. (formerly CDK Holding Corporation; "Kendall") and certain holders of Kendall securities (incorporated by reference to Exhibit 4.42 to the Registration Statement on Form 10 of Kendall, as amended (the "Kendall Form 10"))

10.4 - Amendment No. 1 to the Kendall Registration Rights Agreement, dated July 11, 1994 (incorporated by reference to Exhibit 10 (b) to Tyco International (US) Inc. (formerly Tyco International Ltd., "Old Tyco") Registration Statement on Form S-3, File No. 33-57509)

10.5 - Warrant Agreement, dated as of July 7, 1992, between Holding and Norwest Bank Minnesota, N.A., as warrant agent (the "Warrant Agent") (including the form of A Warrant) (incorporated by reference to Exhibit 10.46.1 to the Kendall Form 10)

10.6  -   Warrant  Agreement,  dated as of July 7, 1992, between Kendall and the
          Warrant Agent (including the form of B Warrant) (incorporated by reference to Exhibit 10.46.3 to the Kendall Form 10)

23.1  -   Consent of Coopers & Lybrand*

23.2  -   Consent of Coopers & Lybrand L.L.P.*

23.3  -   Consent of Arthur Andersen LLP*

24    -   Power of Attorney

---------------
*     Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 24th day of March, 1998.


                                       TYCO INTERNATIONAL LTD.


                                       By: /s/ MARK H. SWARTZ
                                           ---------------------------
                                           Mark H. Swartz
                                           Executive Vice President --
                                           Chief Financial Officer
                                           (Principal Financial
                                           and Accounting Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons on March 24, 1998 in the capacities indicated below.

        Signature                                    Title
        ---------                                    -----

          *                            Chairman of the Board, President, Chief
--------------------------             Executive Officer and Director (Principal
L. Dennis Kozlowski                    Executive Officer)


          *
--------------------------             Director
Michael A. Ashcroft


          *
--------------------------             Director
Joshua M. Berman


          *
--------------------------             Director
Richard S. Bodman


          *
--------------------------             Director
John F. Fort


          *
--------------------------             Director
Stephen W. Foss


          *
--------------------------             Director
Richard A. Gilleland


          *
--------------------------             Director
Philip M. Hampton


          *
--------------------------             Director
James S. Pasman, Jr.


          *
--------------------------             Director
W. Peter Slusser


/s/ MARK H. SWARTZ
--------------------------             Executive Vice President and Chief
Mark H. Swartz                         Financial Officer (Principal Financial
                                       and Accounting Officer)


          *
--------------------------             Director
Frank E. Walsh, Jr.


By: /s/ MARK H. SWARTZ
    ----------------------
Mark H. Swartz
Attorney-in-Fact